Exhibit 3.1

PMFG, INC.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(giving effect to all amendments through September 3, 2015)

ARTICLE I

The name of the corporation is PMFG, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Company is authorized to issue one class of capital stock. The total number of shares of capital stock that the Company is authorized to issue is 100 shares. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

Section 2. Common Stock Voting. Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder as of the record date for any meeting of stockholders on each matter submitted to a vote of such holders of Common Stock at such meeting of stockholders.

ARTICLE V

The Board may adopt, amend or repeal the Bylaws of the Company. Any Bylaw adopted or amended by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so adopted or amended) or by the stockholders by the affirmative vote of holders of at least two-thirds of the Common Stock. The stockholders may adopt, amend or repeal the Bylaws of the Company in any respect and at any time by the affirmative vote of at least two-thirds of the Common Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VI

Section 1. Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting upon the consent of stockholders of the Company who would have been entitled to cast minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the DGCL.

Section 2. Special Meetings. Special meetings of the stockholders of the Company (x) may be called by (i) the Chairman of the Board of Directors (the “Chairman”), (ii) the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) the President of the Company (the “President”) and (y) shall be called by the Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”).

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. Number, Election, and Terms of Directors. The number of the Directors of the Company shall not be less than two and otherwise will be fixed from time to time in the manner provided in the Bylaws of the Company. Election of Directors of the Company need not be by written ballot unless the Bylaws so provide.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Section 4. Removal. Stockholders may remove any Director from office only for cause and only in the manner provided in this Article VII, Section 4. The affirmative vote of the holders of two-thirds of the voting power of the outstanding Common Stock may remove such Director or Directors for cause.

ARTICLE VIII

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or to any person who serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or as otherwise permitted or required by the DGCL.